Exhibit 99.1

General Steel Announces Preliminary First Quarter 2009 Results

Strong quarter-over-quarter momentum results in profitability

Beijing, China, April 27, 2009 -- General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), one of China’s leading, non-state-owned producers of steel products and aggregators of domestic steel companies, today announced selected preliminary, unaudited results for the first quarter ended March 31, 2009.

Selected First Quarter 2009 Operating Results:

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General Steel expects revenues to be approximately US$320.0 million, an increase of 9.7% from US$291.6 million in the first quarter 2008 and an increase of 22.6% from US$261.1 million in the fourth quarter 2008

●	General Steel expects GAAP net income to be approximately US$7.0 million, compared to net income of US$2.2 million in the first quarter 2008 and a net loss of US$9.7 million in the fourth quarter 2008

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General Steel expects non-GAAP[1] net income to be approximately US$2.9 million, compared to a net loss of US$0.5 million in the first quarter of 2008 and a net loss of US$17.7 million in the fourth quarter 2008

●	General Steel expects GAAP basic earnings per share to be approximately US$0.19, compared to US$0.06 in the first quarter 2008 and basic losses per share of US$0.27 in the fourth quarter 2008

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General Steel expects non-GAAP basic earnings per share to be approximately US$0.08, compared to non-GAAP basic losses per share of US$0.01 in the first quarter 2008 and US$0.50 in the fourth quarter 2008

“We are very pleased with our swing to profitability and the momentum we have built from the fourth quarter of last year to the first quarter of 2009,” said Mr. Henry Yu, General Steel’s chairman and chief executive officer. “Our strategic investment last year in two cost-efficient, state-of-the-art blast furnaces increased our capacity and ability to meet demand for construction-related steel created by stimulus- and earthquake-related projects in China’s rural provinces. Couple this with our decision to sell-out of high priced inventory as quickly as possible to make way for lower-cost inventory, and our margins returned to positive territory. With utilization rates at healthy levels, higher regional steel prices in our addressable market and signs of an economic recovery in sight, we believe momentum has shifted and I’m confident in the company’s ability to perform.”

Scheduled Announcement of First Quarter 2009 Earnings

General Steel will report its financial results for the first quarter ended March 31, 2009 at a subsequent date and will provide earnings call dial-in information accordingly.

1 Non-GAAP net income is calculated as GAAP net income before the impact of a derivative gain or loss. The derivative instrument gain or loss is a non-operating, non-cash gain or loss related to the convertible bond and related warrants issued in December 2007. Due to accounting rules, the derivative instrument value and associated gain or loss is linked to the Company’s stock price.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 6.3 million metric tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including rebar, hot-rolled carbon and silicon sheet, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For investor and media inquiries, please contact:

In China:

Jing Ou-Yang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jing.ouyang@gshi-steel.com

Justin Knapp
Ogilvy Financial, Beijing
Tel: +86-10-8520-6556
Email: justin.knapp@ogilvy.com

In the United States:

Jessica Barist Cohen
Ogilvy Financial, New York
Tel: +1-646-460-9989
Email: jessica.cohen@ogilvypr.com